Exhibit 5

October 8, 2003

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re:	Viisage Technology, Inc. Registration Statement on Form S-3

Dear Sir or Madam:

I am Vice President and General Counsel of Viisage Technology, Inc., a Delaware corporation (the “Company”), and have assisted in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of 3,973,510 shares of the Company’s common stock, $.001 par value per share (the “Shares”), which have been issued to certain institutional and accredited investors in a private placement transaction.

I am familiar with the Restated Certificate of Incorporation of the Company, as amended, the corporate minute books, the By-Laws of the Company and the Registration Statement. I also have examined such other documents, records and certificates and made such further investigation as I have deemed necessary for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of these documents. In that examination, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed as copies, the authenticity and completeness of all original documents reviewed in original form and the legal competence of each individual executing such documents.

This opinion is solely limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been legally issued, and are fully paid and nonassessable shares of Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading “Legal Matters” in the preliminary prospectus constituting a part of the Registration Statement.

Very truly yours,

/s/ Elliot J. Mark

Elliot J. Mark, Esq.

Vice President and General Counsel